Exhibit 10.17

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is made as of this 17th day of March, 2009, by and between BE Aerospace, Inc., a Delaware corporation (the "Company") and Stephen R. Swisher (the "Employee").

RECITALS

WHEREAS, the Company wishes to employ the Employee and the Employee wishes to accept such employment on the terms and conditions hereafter set forth; and

WHEREAS, the Company wishes to make secure for itself the experience, abilities and services of the Employee and to prevent the loss of such experience, services and abilities; and

WHEREAS, the Employee has successfully completed drug/substance abuse testing, and the Company has received the results of such testing;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

l.  Employment.  The Company shall employ the Employee, and the Employee shall perform services for and continue in the employment of the Company, for an initial period of one (1) year commencing on July 1, 1998, and ending on June 30, 1999, whereupon the Employee’s employment hereunder shall automatically be extended from year to year for additional one (1)-year periods on and after July 1, 1999, until either the Company or the Employee gives the other party at least thirty (30) days written notice prior to the then-applicable "Expiration Date" (as hereinafter defined of its or his desire to terminate this Agreement, unless the Employee's employment is terminated earlier pursuant to this Agreement as hereinafter set forth.  For purposes of this Agreement (i) the term "Employment Period" shall mean the initial one (1) year period and all extensions thereof, if any, as aforesaid, and (ii) the term "Expiration Date" shall mean June 30 of either calendar year 1999 or any subsequent calendar year if the Employment Period is extended on and after July 1, 1999.

2.  Position and Duties.  The Employee shall serve the Company in the capacity of Vice President-Finance and Corporate Controller of the Company and, shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as may from time to time be prescribed by the Senior Vice President and Chief Financial Officer of the Company, or his designee.  The Employee shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities.  The Employee shall devote all of his working time and efforts to the business and affairs of the Company.

3.  Compensation.

(a)  Salary.  During the Employment Period, the Employee shall receive a salary (the "Salary") payable at the rate of $272,506 per annum.  Such rate may be adjusted from time to time by the Senior Vice President and Chief Financial Officer; provided, however, that it shall at no time be adjusted below the Salary then in effect.  The Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, less all required deductions.  The Salary shall be pro-rated for any period of service less than a full year.

(b)  Incentive Bonus.  During the Employment Period, the Employee may receive a performance bonus of up to eighty (80%) percent, as determined by the Company in its sole discretion.  The incentive bonus shall be paid in accordance with Company policy but in no event later than March 15th of the year following the year in which it is earned.

(c)  Expenses.  During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company's policies in effect from time to time.

(d)  Fringe Benefits.  During the Employment Period, the Employee shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement and accident plans or arrangements made generally available by the Company to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements in effect from time to time.  In accordance with the Company's policies in effect from time to time, the Employee shall also be entitled to paid vacation in any fiscal year during the Employment Period as well as all paid holidays given by the Company to its employees.

4.  Termination and Compensation Thereon.

(a)  Termination Date.  Subject to the terms and conditions of this Agreement, the Employee's employment pursuant to this Agreement may be terminated either by the Employee or the Company at any time and for any reason.  The term "Termination Date" shall mean (i) if the Employee’s employment is terminated (x) by his death, the date of his death; or (y) for any other reason, the date on which the Employee incurs a Separation from Service.

(b)  Death.  The Employee’s employment hereunder shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such person as the Employee shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump sum amount equal to the Salary (at the rate in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date.

(c)   Incapacity.  If, in the reasonable judgment of the President and Chief Operating Officer, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from his full-time duties as described hereunder for the entire period of six (6) consecutive months ("Incapacity"), the Employee’s employment shall terminate at the end of the six (6)-month period.  In such event, upon the Termination Date, the Company shall pay to the Employee a lump sum payment equal to the Salary (at the rate in effect as of the Termination Date) payable during the period from the Termination Date through the Expiration Date.  The lump sum payment shall be made within sixty (60) days following the Termination Date, provided that prior to the payment date the Employee signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such date.  If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 4(c) or 4(g).  The Company’s obligation to pay the Employee his Salary and benefits (to the extent not previously paid) shall terminate if the Employee subsequently takes other employment to the extent of the Employee’s salary and benefits from such subsequent employment.  Any dispute between the President and Chief Operating Officer and the Employee with respect to the Employee’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the President and Chief Operating Officer and the Employee, whose decision shall be binding on all parties.

(d)   Termination by the Company for Cause; Resignation by the Employee.

(i)  If the Employee's employment is terminated by the Company for Cause or the Employee resigns his employment for any reason (other than pursuant to Section 4(f)), the Company shall have no further obligations to the Employee hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date.

(ii)  For purposes of this Agreement, "Cause" shall mean (i) the Employee's material failure, refusal or neglect to perform and discharge his powers, duties and responsibilities hereunder (including duties prescribed by the President and Chief Operating Officer pursuant to Section 2), other material breach of the terms hereof, or breach of any fiduciary duties he may have because of any position he holds with the Company or any subsidiary or affiliate thereof; or (ii) a felony conviction or a conviction for any crime involving the Employee's personal dishonesty or moral turpitude.

(e)  Termination Without Cause.  The Company may terminate the Employee’s employment hereunder at any time without Cause.  In such event, the Company shall pay to the Employee a lump sum payment equal to the salary payable during the period from the Termination Date through the Expiration Date at the rate in effect on the Termination Date.  In addition, the Company will pay the Employee one (1) times the Salary in effect as of the Termination Date, which sum shall not be prorated and shall be paid in addition to the salary due and payable under the second sentence of this Section 4(e).  The lump sum payment shall be made within sixty (60) days following the Termination Date, provided that prior to the payment date the Employee signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such date.  If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 4(e) or 4(g).

(f)   Change of Control.

(i)  If a "Change of Control" occurs during the Employment Period and, following or in connection with such Change of Control, this Agreement or the Employee’s employment is terminated for any reason (other than for Cause), or the Employee resigns his employment because any of the Employee’s position, powers, duties or responsibilities under Section 2 above are materially reduced without his agreement, or any compensation or benefit payable or otherwise extended  to the Employee hereunder (including without limitation Salary, incentive bonus and fringe benefits set forth in Section 3 above) is eliminated or materially reduced, the Company or its successor  in interest shall give prompt notice to the Employee of any such elimination or reduction and pay to the Employee a lump sum amount equal to:

(x) the Employee’s Salary (at the rate in effect as of the Termination Date), payable during the period from the Termination Date through the Expiration Date; and

(y) the Salary (at the rate in effect as of the date of the Change of Control).

The lump sum payment shall be made within thirty (30) days following the Termination Date.

(ii)  For purposes of this Agreement, a "Change of Control" shall mean a "change in control event" within the meaning of the default rules under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder ("Section 409A").  The obligations of the Company pursuant to this Section 4(f) shall survive any termination of this Agreement or the Employee's employment or any resignation of such employment by the Employee pursuant to this Section 4(f).

(g)   Benefit Continuation.  If the Employee's employment is terminated pursuant to Sections 4(c), 4(e) or 4(f), the Company shall provide the Employee and his eligible dependents with continued participation in medical, dental and health benefit plans available to the Company’s executive officers on similar terms and conditions as active executives, from the Termination Date until the earlier of (i) the Expiration Date and (ii) the date the Employee becomes eligible for comparable benefits provided by a third party; provided, however, that the continuation of such benefits shall be subject to the respective terms of the applicable plan, in effect from time to time, and the timely payment by the Employee of his applicable share of the applicable premiums in effect from time to time.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A, the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.

5.   Amendments.  No amendment to this Agreement or any schedule hereto shall be effective unless it shall be in writing and signed by each party hereto.

6.   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attention: Senior Vice President & CFO

with a copy to:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attention:  General Counsel

If to the Employee, to him at:

14643 Draft Horse Lane
Wellington, FL  33414

7.   Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided, however, that this Agreement shall not supersede the Proprietary Rights Agreement dated as of the date hereof between the Employee and the Company attached as Exhibit A, which is incorporated herein by reference.

8.   Headings.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

9.   Counterparts.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

10.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

11.  Withholding.  All payment made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12.  Section 409A.

(a)  If any amounts that become due under Section 4 of this Agreement constitute "nonqualified deferred compensation" within the meaning of Section 409A, payment of such amounts shall not commence until the Employee incurs a "Separation from Service" (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)  Notwithstanding any provision of this Agreement to the contrary, if the Employee is a "Specified Employee" (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after the Employee’s Separation from Service for any reason other than death or (ii) the Employee’s date of death.  The provisions of this Section 12(b) shall only apply if required to comply with Section 409A.

(c)  For purposes of this Agreement, "Separation from Service" shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A.  "Specified Employee" shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)  It is intended that the terms and conditions of this Agreement comply with Section 409A.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Employee’s consent, modify the Agreement to:  (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 12(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e)  Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Employee pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a "deferral of compensation" within the meaning of Section 409A.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

13.  Enforceability; Waiver.  The invalidity and unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  The Employee's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Employee or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

14.  Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  This Agreement may be assigned by the Company.  The Employee may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

15.  Survival.  The entitlement of the Employee and the obligations of the Company pursuant to Section 4 hereof shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Employee’s employment, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE

Stephen R. Swisher

BE AEROSPACE, INC.

Thomas P. McCaffrey
Senior Vice President and Chief Financial Officer

Exhibit A

Proprietary Rights Agreement